Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013 (1)	Year Ended December 31, 2012 (1)	Year Ended December 31, 2011 (1)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$743,594	$668,516	$57,827	$250,431	$140,215

(Plus):
Equity in income of unconsolidated entities, net of distributions received	84,764	71,781	74,575	11,170	618
Amortization of capitalized interest (2)	25,150	22,489	20,157	17,929	16,277

Earnings before fixed charges	853,508	762,786	152,559	279,530	157,110

(Plus) Fixed charges:
Portion of rents representative of the interest factor	7,790	7,504	7,112	6,873	6,933
Interest expense	175,615	180,618	172,402	136,920	167,814
Interest capitalized	79,834	69,961	66,838	49,556	33,863
Preferred dividend	—	—	—	—	—

Total fixed charges (3)	263,239	258,083	246,352	193,349	208,610

(Less):
Interest capitalized	79,834	69,961	66,838	49,556	33,863
Preferred dividend	—	—	—	—	—
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	14,132	—	—	—

Earnings (4)	$1,036,913	$936,776	$332,073	$423,323	$331,857

Ratio (4 divided by 3)	3.94	3.63	1.35	2.19	1.59

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013 (1)	Year Ended December 31, 2012 (1)	Year Ended December 31, 2011 (1)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$743,594	$668,516	$57,827	$250,431	$140,215

(Plus):
Equity in income of unconsolidated entities, net of distributions received	84,764	71,781	74,575	11,170	618
Amortization of capitalized interest (2)	25,150	22,489	20,157	17,929	16,277

Earnings before fixed charges	853,508	762,786	152,559	279,530	157,110

(Plus) Fixed charges:
Portion of rents representative of the interest factor	7,790	7,504	7,112	6,873	6,933
Interest expense	175,615	180,618	172,402	136,920	167,814
Interest capitalized	79,834	69,961	66,838	49,556	33,863

Total fixed charges (3)	263,239	258,083	246,352	193,349	208,610

(Less):
Interest capitalized	79,834	69,961	66,838	49,556	33,863
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	14,132	—	—	—

Earnings (4)	$1,036,913	$936,776	$332,073	$423,323	$331,857

Ratio (4 divided by 3)	3.94	3.63	1.35	2.19	1.59

(1)	The results of operations for 2010 through 2014 have been adjusted to remove the Company's earnings classified as discontinued operations.

(2)
Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).